Exhibit 99.1

Aptevo Therapeutics Files Provisional Patent for Fifth Bispecific Antibody APVO711, Intended for the Treatment of Solid Tumors

New PD-L1 x CD40 Candidate Built on Proprietary ADAPTIRä Platform,

Enters Pre-Clinical Pipeline

SEATTLE, WA – January 9, 2023 – Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today announced that the Company has filed a provisional patent with the U.S. Patent and Trademark Office (USPTO) pertaining to an anti-PD-L1 x anti-CD40 compound, APVO711, with the potential to fight a range of solid malignancies such as head and neck squamous cell carcinoma, melanoma, and carcinomas of the lung, gastrointestinal tract and colon.  The Company plans to initiate pre-clinical studies this year.

“Identifying new approaches to address the unmet needs of cancer patients is critical and APVO711 represents just such a new approach. This bispecific molecule targeting PD-L1 and CD40 is designed to function with new mechanisms of action and to synergistically induce a biological response. This is achieved by simultaneously engaging in two validated T cell activating mechanisms: 1) by blocking of PD-L1/PD-1 inhibitory pathway and 2) by enhancing T cell priming through activation of the stimulatory receptor CD40 on antigen presenting cells. APVO711 is designed to activate CD40 only in the presence of PD-L1 for an ideal safety profile.” said Michelle Nelson, PhD, Director, Immunobiology at Aptevo. “Our goal in pre-clinical studies will be to continue to evaluate that APVO711 has the desired anti-tumor efficacy, mechanisms of action and safety profile we are looking for in our latest pipeline candidate.”

“We are very pleased to announce that APVO711 is entering pre-clinical studies.  This new compound expands our anti-cancer portfolio to five molecules and provides potential for another novel pathway to more effective cancer therapies in solid tumors,” said Marvin L. White, President, and CEO of Aptevo Therapeutics. “As evidenced by clinical performance to date for APVO436, which has delivered compelling efficacy and safety data, we believe our additional ADAPTIR candidates, such as APVO711, have the potential to deliver similar outcomes.”

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy and safety of its therapeutic candidates as monotherapies or combination therapies and potential use of any such candidates as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether pre-clinical studies of APVO711 will show the desired anti-tumor efficacy, mechanism of action and safety profile and whether APVO711 will function with new mechanisms of action compared to our previous candidates and synergistically induce a biological response, whether APVO711 will demonstrate the ability to fight a range of solid malignancies, whether Aptevo’s provisional patent application will result in a patent or adequately protect APVO711, the anticipated time of the initiation of APVO711 pre-clinical studies, statements relating to the progress of Aptevo’s clinical programs, especially APVO436, and any other statements containing the words “may,” “anticipate,” “continue to,” “believes,” “expects,” “intended to,” “potential,” “designed,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including, among others, a deterioration in Aptevo’s business or prospects, further assessment of preliminary data or different results from later clinical trials, adverse events and unanticipated problems, and changes in regulatory, social, macroeconomic, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners or raise funds on acceptable terms or at all and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-

19), geopolitical risks, including the current war between Russia and Ukraine, and macroeconomic conditions such as economic uncertainty, rising inflation and interest rates, increased market volatility and decreased consumer confidence. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628

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